June 13, 2025

Chris Turner

Dear Chris,

I am pleased to confirm our offer of Chief Executive Officer, Yum! Brands, Inc., Level LT, reporting to the Yum! Brands, Inc. Board of Directors. Details of the offer are as follows:

•Start Date: October 1, 2025

•Salary: Your annual salary will be $1,100,000. You will be paid bi-weekly in the amount of $42,307.69 per pay period, less applicable taxes and withholdings.

•Bonus: In addition to your annual salary, you are also eligible for our Yum! Leaders' Bonus. This annual bonus recognizes and rewards you for our overall performance as a company as well as your individual contributions to the business.

Your target bonus award in the CEO position is 200% of your annual salary, but this award can range from 0 up to 300% of the target award percentage based on the performance of both you and the company. Here’s how it works:
oYour payout from the Team Performance Factor is based on the year-end results of Yum’s annual performance and can range from 0 to 200% of your target bonus.
oLikewise, depending on how well you perform against the personal goals and objectives set by you and the Board of Directors, your Individual Performance Factor could range from 0 to 150% of your target bonus.
oIf we achieved the maximum 200% Team Factor multiplied by the maximum 150% Individual Factor this would result in a bonus award 3 times your target.
oFor 2025, your reward will be prorated based on the number of days in position and based on your annual salary on December 31, 2025:
oFor Jan 1 – Sept 30, 2025, your target bonus award is 140% of your annual salary (CFO Position).
oFor Oct 1 – Dec 31, 2025, your target bonus award is 200% of your annual salary (CEO Position).

•Annual Grant Award: Our long-term incentive program allows you to have a stake in the long-term growth of the company. Awards are typically granted annually in February and are based on your level in the organization and management's assessment of your performance. The target award for your role is $10,100,000 commencing in 2026. This award will be granted 25% in Stock Appreciation Rights (SARs), 25% in Restricted Stock Units (RSUs) and 50% Performance Share Units (PSUs). This mix of awards is reviewed annually and could change.
oFor the prorated portion of 2025 in the CEO position, you will receive a $1,500,000 award as follows:
o25% ($375,000) in SARs following the November 2025 Board Meeting
o25% ($375,000) in RSUs following the November 2025 Board Meeting

o50% ($750,000) PSUs following the November 2025 Board Meeting covering the January 1, 2025 – December 31, 2027 performance period, paid out in early 2028, based on performance

•Executive Income Deferral: The Executive Income Deferral Program (EID) provides our leaders with an opportunity to enjoy tax-deferred investment returns by deferring up to 100% of your annual bonus and/or up to 85% of your annual base salary. As an executive officer, you will be eligible to defer your income through any of the investment options in the Yum Executive Income Deferral Program (EID) except for the Yum! Matching Stock Fund for bonus deferrals and the Yum Stock Fund for base salary deferrals.

•Ownership Guidelines: To be eligible to receive an annual long-term incentive grant, you must be on trend with your Ownership Guidelines. For your level, you must hold a multiple of 7x times your salary.

•Executive Physical: You will continue to be eligible for an annual physical examination.

•There are no changes to your healthcare, retirement or vacation benefits.

Let’s make it official:

•Sign Offer Letter: We are thrilled to extend this offer, and look forward to your acceptance. Please sign and return one copy to me to accept this offer and please keep a second copy of the offer letter for your records.

•And remember, your employment at Yum! is at-will. This means that either you or the company can end the employment relationship at any time. An at-will employee’s status (for example, position, salary change, promotions, demotions, etc.) may also be changed at-will, with or without cause and with or without notice, at any time by the company.

Sincerely,

Brian Cornell
Board of Directors
Yum! Brands, Inc.

Agreed and accepted:

/s/Chris Turner	June 13, 2025
Signature – Chris Turner	Date

This letter provides a summary of our rewards programs as of June 13, 2025. The company reserves the right to change or terminate the programs or plans at any time. No rights shall accrue by reason of, or arising out of, any statement made in, or omitted from, this document.